                                  EXHIBIT 2.3

                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                           PREMIERE TECHNOLOGIES, INC.

                                       AND

                         MERCHANDISING PRODUCTIONS, INC.

                            Dated as of April 2, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PARTIES....................................................................   1

PREAMBLE...................................................................   1

ARTICLE 1 - PURCHASE AND SALE..............................................   1

      1.1     Purchase and Assumption......................................   1
      1.2     Purchase Price; Payment......................................   1
      1.3     Transfer Documents...........................................   1
      1.4     Time and Place of Closing....................................   1

ARTICLE 2 - [RESERVED].....................................................   2

ARTICLE 3 - [RESERVED].....................................................   2

ARTICLE 4 - [RESERVED].....................................................   2

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF MPI..........................   2

      5.1     Organization, Standing, and Power............................   2
      5.2     Authority of MPI; No Breach By Agreement.....................   2
      5.3     Title........................................................   2
      5.4     Legal Proceedings............................................   2

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PREMIERE.....................   3

      6.1     Organization, Standing, and Power............................   3
      6.2     Authority; No Breach By Agreement............................   3

ARTICLE 7 - [RESERVED].....................................................   4

ARTICLE 8 - ADDITIONAL AGREEMENTS..........................................   4

      8.1     Agreement as to Efforts to Consummate........................   4
      8.2     Investigation and Confidentiality............................   4
      8.3     Press Releases...............................................   4

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO

CONSUMMATE.................................................................   5

      9.1     Conditions to Obligations of Each Party......................   5
      9.2     Conditions to Obligations of Premiere........................   5
      9.3     Conditions to Obligations of MPI.............................   6

ARTICLE 10 - [RESERVED]....................................................   7

ARTICLE 11 - TERMINATION...................................................   7

      11.1    Termination..................................................   7
      11.2    Effect of Termination........................................   7

ARTICLE 12 - MISCELLANEOUS.................................................   8

      12.1    Definitions..................................................   8

      12.2    Expenses.....................................................   12
      12.3    Brokers and Finders..........................................   12
      12.4    Entire Agreement.............................................   12
      12.5    Amendments...................................................   12

      12.6    Waivers.......................................................  12
      12.7    Assignment....................................................  13
      12.8    Notices.......................................................  13
      12.9    Governing Law.................................................  14
      12.10   Counterparts..................................................  14
      12.11   Captions; Articles and Sections...............................  14
      12.12   Interpretations...............................................  14
      12.13   Enforcement of Agreement......................................  14
      12.14   Severability..................................................  15
      12.15   Survival......................................................  15
      12.16   Further Assurances............................................  15

      SIGNATURES............................................................  15


                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of April 2, 1997, by and between PREMIERE TECHNOLOGIES, INC. ("Premiere"), a Georgia corporation; and MERCHANDISING PRODUCTIONS, INC. ("MPI"), a Delaware corporation and wholly-owned subsidiary of AMWAY CORPORATION ("Amway"), a Michigan corporation

                                    PREAMBLE
                                    --------

          This Agreement provides for the acquisition by Premiere or a wholly owned subsidiary thereof of the limited partner interests held by MPI in Voice-Tel Network Limited Partnership ("VTNLP"), a Delaware limited partnership.

          Certain terms used in this Agreement are defined in Section 12.1 of this Agreement.

          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE

          1.1  PURCHASE AND ASSUMPTION. Subject to the terms and conditions of
               -----------------------
this Agreement, on the Closing Date, Premiere, or a direct or indirect wholly-owned Subsidiary of Premiere, will purchase from MPI, and MPI will sell, grant, convey, assign, transfer and deliver to Premiere or its direct or indirect wholly-owned Subsidiary, the limited partnership interest held by MPI in VTNLP (the "Partner Interest"), free and clear of all Liens, and Premiere or its wholly owned subsidiary shall assume and perform from and after the Closing Date all obligations of MPI in its capacity as a limited partner arising from and after the Closing Date.

          1.2  PURCHASE PRICE; PAYMENT. In consideration for the Partner
               -----------------------
Interest, Premiere will pay to MPI on the Closing Date, Nine Million Two Hundred Thousand Dollars ($9,200,000) (the "Purchase Price") in cash, by wire transfer of immediately available funds to a bank account designated in writing by MPI.

          1.3  TRANSFER DOCUMENTS. At the Closing, against payment of the
               ------------------
Purchase Price, MPI shall execute and deliver to Premiere or its direct or indirect wholly-owned Subsidiary, such instrument or instruments of transfer or assignment as Premiere shall reasonably request to convey to Premiere or its Subsidiary the Partner Interest free and clear of all Liens.

          1.4  TIME AND PLACE OF CLOSING.  The closing of the transactions
               -------------------------
contemplated hereby (the "Closing") will take place at such time and on such date as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the offices of Alston & Bird LLP, Atlanta, Georgia, or at such other location as may be mutually agreed upon by the Parties.

                                   ARTICLE 2
                                  [RESERVED]
                                  ----------

                                   ARTICLE 3
                                  [RESERVED]
                                  ----------

                                   ARTICLE 4
                                  [RESERVED]
                                  ----------

                                   ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF MPI
                      -------------------------------------

          MPI hereby represents and warrants to Premiere as follows:

          5.1  ORGANIZATION, STANDING, AND POWER. MPI is a corporation duly
               ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. A true, complete and correct copy of the VTNLP partnership agreement, as currently in effect, is attached hereto as Schedule 5.1.

          5.2  AUTHORITY OF MPI; NO BREACH BY AGREEMENT. MPI has the corporate
               ----------------------------------------
power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MPI. This Agreement represents a legal, valid, and binding obligation of MPI, enforceable against MPI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          5.3  TITLE.  MPI has good and marketable title to the Partner
               -----
Interest, free and clear of all Liens.

          5.4  LEGAL PROCEEDINGS.  There is no Litigation instituted or pending,
               -----------------
or, to the Knowledge of MPI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against MPI or any Affiliate of MPI that could have a material adverse effect on the Partner Interest or the ability of MPI to consummate the transaction contemplated hereby, or against the Partner Interest, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against MPI or any Affiliate of MPI that could have a material adverse effect on the Partner Interest or the ability of MPI to consummate the transaction contemplated hereby.

                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF PREMIERE
                  ------------------------------------------

          Premiere hereby represents and warrants to MPI as follows:

          6.1  Organization, Standing, and Power.  Premiere is a corporation
               ---------------------------------
duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Premiere is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect.

          6.2  AUTHORITY; NO BREACH BY AGREEMENT.
               ---------------------------------

               (a) Premiere has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Premiere. This Agreement represents a legal, valid, and binding obligation of Premiere, enforceable against Premiere in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by Premiere, nor the consummation by Premiere of the transactions contemplated hereby, nor compliance by Premiere with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Premiere's Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or shareholders of Premiere or any of its Subsidiaries, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Premiere Entity under, any Contract or Permit of any Premiere Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Premiere Material Adverse Effect, or,

        (iii) subject to receipt of the requisite Consents referred to in
        Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Premiere Entity or any of their respective material Assets.

                                   ARTICLE 7
                                  [RESERVED]
                                  ----------

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS
                             ---------------------

          8.1  AGREEMENT AS TO EFFORTS TO CONSUMMATE.  Subject to the terms and
               ---------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          8.2  INVESTIGATION AND CONFIDENTIALITY.
               ---------------------------------

               (a) Prior to the Closing Date, each Party shall keep the other Party advised of all material developments relevant to the consummation of the transactions contemplated.

               (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

          8.3  PRESS RELEASES.  Prior to the Closing Date, MPI and Premiere
               ---------------
shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.3 shall be deemed to prohibit any Party from making any disclosure which its outside counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

                                   ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
                -------------------------------------------------

          9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The respective
               ---------------------------------------
obligations of each Party to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.6:

               (a)  [RESERVED]
                    ----------

               (b)  [RESERVED]
                    ----------

               (c)  LEGAL PROCEEDINGS.  No court or governmental or regulatory
                    -----------------
        authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

               (d)  VTE/VTN MERGERS.  Sub and VTE shall have consummated the
                    ---------------
        VTE Merger, and Sub II and VTN shall have consummated the VTN Merger.

               (e)  MUTUAL RELEASES.  MPI, on the one hand, and VTE, VTN and
                    ---------------
        VTNLP, on the other, shall have executed mutual releases reasonably satisfactory to MPI, on the one hand, and VTE, VTN and VTNLP, on the other; provided, however, that MPI shall not be required to release any claims arising under the Amway Reseller Agreement.

          9.2  CONDITIONS TO OBLIGATIONS OF PREMIERE.  The obligations of
               -------------------------------------
Premiere to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Premiere pursuant to Section 12.6(a):

               (a)  REPRESENTATIONS AND WARRANTIES.  For purposes of this
                    ------------------------------
        Section 9.2(a), the accuracy of the representations and warranties of MPI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). All other representations and warranties of MPI contained in this Agreement or any agreement, certificate or instrument entered into or delivered in connection herewith shall be true and correct in all material respects.

               (b)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of
                    ---------------------------------------
        the agreements and covenants of MPI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

               (c)  CERTIFICATES.  MPI shall have delivered to Premiere (i) a
                    ------------
        certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to MPI and in Section 9.2(a) and 9.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by MPI's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Premiere and its counsel shall request.

               (d)  OPINIONS OF COUNSEL.  Premiere shall have received an
                    -------------------
        opinion of counsel to MPI, dated as of the Closing, containing customary opinions relating to organization, authority and enforceability.

          9.3  CONDITIONS TO OBLIGATIONS OF MPI.  The obligations of MPI to
               --------------------------------
perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by MPI pursuant to Section 12.6(b):

               (a)  REPRESENTATIONS AND WARRANTIES.  For purposes of this
                    ------------------------------
        Section 9.3(a), the accuracy of the representations and warranties of Premiere set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Premiere set forth in this Agreement shall be true and correct in all material respects.

               (b)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of
                    ---------------------------------------
        the agreements and covenants of Premiere to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

               (c)  CERTIFICATES.  Premiere shall have delivered to MPI (i) a
                    ------------
        certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Premiere and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Premiere's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as MPI and its counsel shall request.

               (d)  OPINION OF COUNSEL.  MPI shall have received an opinion of
                    ------------------
        Alston & Bird LLP, counsel to Premiere, dated as of the Closing Date, containing customary opinions relating to organization, authority and enforceability..

                                  ARTICLE 10
                                  [RESERVED]
                                  ----------

                                  ARTICLE 11
                                  TERMINATION
                                  -----------
               11.1 TERMINATION.  Notwithstanding any other provision of this
                    -----------
Agreement, this Agreement may be terminated at any time prior to the Closing
Date:

                    (a)  By mutual consent of Premiere and MPI; or

                    (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                    (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                    (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement relating to Consents of Regulatory Authority in the event any Consent of any Regulatory Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

                    (e) By either Party in the event that the Closing shall not have occurred by June 30, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 11.1(e); or

                    (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled, or have not been waived in writing, by the date specified in Section 11.1(e).

               11.2 EFFECT OF TERMINATION.  In the event of the termination and
                    ---------------------
abandonment of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
11.2 and Article 12 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 11.1(b), 11.1(c) or 11.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation or warranty or any breach of any covenant or agreement contained in this Agreement, nor release the other Party for any liability for any breach of any covenant or agreement contained in this Agreement.

                                  ARTICLE 12
                                 MISCELLANEOUS
                                 -------------

          12.1 DEFINITIONS.
               -----------

               (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

               "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or
        (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

               "AGREEMENT" shall mean this Purchase and Sale Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

               "AMWAY" shall mean Amway Corporation, a Michigan corporation and the sole stockholder of MPI.

               "AMWAY RESELLER AGREEMENT" shall mean the Services and Reseller Agreement dated September 28, `1990, between Amway and Voice-Tel Enterpises, Inc., as amended by First Amendment to Service and Reseller Agreement dated March 19, 1996 and Second Amendment to Service and Reseller Agreement dated June 25, 1996.

               "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               "CLOSING DATE" shall mean the date on which the Closing occurs.

               "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

               "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

               "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

               "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

               "EXHIBITS" A through B, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

               "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of those facts that are known or should reasonably have been known after due inquiry and, as used with respect to a Person that is a corporation or other business entity, after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

               "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

               "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

               "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

               "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

               "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

               "PARTY" shall mean either MPI or Premiere, and "PARTIES" shall mean both MPI and Premiere.

               "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

               "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

               "PREMIERE MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Premiere and its Subsidiaries, taken as a whole, or (ii) the ability of Premiere to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of
        (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles, (c) actions and omissions of Premiere (or any of its Subsidiaries) taken with the prior informed written Consent of MPI in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this

        Agreement on the operating performance of Premiere, including expenses incurred by Premiere in consummating the transactions contemplated by this Agreement.

               "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

               "VTE MERGER" shall mean the merger of PTEK Merger Corporation with and into VTE pursuant to the VTE Merger Agreement.

               "VTE MERGER AGREEMENT" shall mean the Agreement and Plan of Merger of even data herewith among Premiere, Sub and VTE.

               "MPI MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with another event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of MPI and its Subsidiaries, taken as a whole, or (ii) the ability of MPI to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, provided that "MPI Material Adverse Effect: shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles,
        (c) actions and omissions of MPI (or any of its Subsdiaries) taken with the prior and informed written Consent of Premiere in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of MPI, including expenses incurred by MPI in consummating the transactions contemplated by this Agreement.

               "VTN" shall mean VTN, Inc., an Ohio corporation and the sole general partner of VTNLP.

               "VTNLP" shall mean Voice-Tel Network Limited Partnership, a Delaware limited partnership.

               "VTN MERGER" shall mean the merger of PTEK Merger Corporation II ("Sub II") with and into VTN pursuant to the VTN Merger Agreement.

               "VTN MERGER AGREEMENT" shall mean the Agreement and Plan of Merger of even date herewith among Premiere, Sub II and VTN.

               (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                    Closing                       Section 1.2
                    Premiere SEC Reports          Section 6.5(a)

               (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

          12.2 EXPENSES.
               --------

               (a) Except as otherwise provided in this Section 12.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

               (b) Nothing contained in this Section 12.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

          12.3 BROKERS AND FINDERS.  Except for Robertson, Stephens & Company as
               -------------------
to Premiere, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by MPI or by Premiere, each of MPI and Premiere, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          12.4 AGREEMENT.  Except as otherwise expressly provided herein, this
               ---------
Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          12.5 AMENDMENTS.  To the extent permitted by Law, this Agreement may
               ----------
be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties.

          12.6 WAIVERS.
               -------

               (a) Prior to or at the Closing Date, Premiere, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by MPI, to waive or extend the time for the compliance or fulfillment by MPI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Premiere under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Premiere.

               (b) Prior to or at the Closing Date, MPI, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Premiere, to waive or extend the time for the compliance or fulfillment by Premiere of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of MPI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of MPI.

               (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          12.7 ASSIGNMENT.  Except as expressly contemplated hereby, neither
               ----------
this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          12.8 NOTICES.  All notices or other communications which are required
               -------
or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          MPI:                c/o Amway Corporation
                              7575 Fulton Street Exit
                              Ada, Michigan 49335-0001

                              Attention: Tom Edwards

          Copy to Counsel:    Jones, Day, Reavis & Pogue
                              North Point
                              901 Lakeside Avenue
                              Cleveland, Ohio 44114

                              Attention: Thomas C. Daniels, Esq.

          Premiere:           Premiere Technologies, Inc.
                              The Lenox Building, Suite 400
                              3399 Peachtree Road, NE
                              Atlanta, Georgia 30326
                              Telecopy Number: (404) 262-8450

                              Attention: Boland T. Jones, President

          Copy to Counsel:    Alston & Bird LLP
                              One Atlantic Center
                              1201 West Peachtree Street
                              Atlanta, Georgia 30309
                              Telecopy Number:  (404) 881-7777
                              Attention: Jeffrey A. Allred, Esq.

          12.9  GOVERNING LAW.  This Agreement shall be governed by and
                -------------
construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

          12.10 COUNTERPARTS.  This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          12.11 CAPTIONS; ARTICLES AND SECTIONS.  The captions contained in this
                -------------------------------
Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

          12.12 INTERPRETATIONS.  Neither this Agreement nor any uncertainty or
                ---------------
ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

          12.13 ENFORCEMENT OF AGREEMENT.  The Parties hereto agree that
                ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          12.14 SEVERABILITY.  Any term or provision of this Agreement which is
                ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          12.15 SURVIVAL.  All representations, warranties and agreements
                --------
contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

          12.16 FURTHER ASSURANCES. MPI will, at any time and from time to time after the Closing Date, upon the request of Premiere, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to procure for Premiere any and all of the rights to the Partner Interest purchased by Premiere hereunder.

          IN WITNESS WHEREOF, each of the each of the other Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                        PREMIERE TECHNOLOGIES, INC.

                                        By: /s/ Patrick G. Jones
                                           -----------------------------
                                           Its:   Senior Vice President


                                        MARKETING PRODUCTIONS, INC.

                                        By: /s/ Tom Edwards
                                           -----------------------------
                                           Its:   Authorized Agent